                                                                   EXHIBIT 99.11

                      AMERICAN COMMUNITY PROPERTIES TRUST
                              NET ASSET VALUATION
                                      FOR
                          INITIAL ASSET CONTRIBUTION

                      AMERICAN COMMUNITY PROPERTIES TRUST
                              NET ASSET VALUATION
                                      FOR
                          INITIAL ASSET CONTRIBUTION

                                                                               Exhibit
                                                                               -------
Background on Robert A. Stanger & Co., Inc.......................................   1
Proposed Transaction Flowchart...................................................   2
Overview of Evaluation Process...................................................   3
Allocation Schedules
         U.S. Housing Net Asset Value............................................   4
         P.R. Housing Net Asset Value............................................   5
         IGC Net Asset Value.....................................................   6
Intercompany Receivable Analysis.................................................   7
American Community Properties Trust NAV Summary..................................   8
Form of Fairness Opinion.........................................................   9
Summary Appraisal Report.........................................................  10
Firm Brochure....................................................................  11

                                                                     EXHIBIT 1
                                                                     ---------

                  BACKGROUND ON ROBERT A. STANGER & CO., INC.

FINANCIAL ADVISORY SERVICES     Over $10 Billion in Transactions During
                                Past 4 Years

REAL ESTATE APPRAISALS          Over $2 Billion in Appraisals Annually

REAL ESTATE TRANSACTIONS        Over $300 Million in Asset Sales During
                                Past 12 Months

PARTNERSHIP VALUATIONS          Over $50 Billion in Partnerships Valued Annually

PUBLICATIONS                    The Stanger Report

LITIGATION SUPPORT              Expert Witness Services

                                                                    EXHIBIT 1
                                                                    ---------
                                                                    PAGE 2 OF 5


                         ROBERT A. STANGER & CO., INC.
                      MERGER AND ACQUISITION TRANSACTIONS

COMPANY                                                          SERVICES                         TRANSACTION SIZE /1/
-------                                                      ----------------                     --------------------
Post Properties                                              Fairness Opinion                          $   725,000,000
Charles E. Smith Residential                                 Fairness Opinion                              950,000,000
AMLI Realty Co.                                              Fairness Opinion                              665,000,000
Colonial Properties                                          Fairness Opinion                               65,000,000
Franchise Finance Corp of America                           Financial Advisor                              750,000,000
PS Business Parks                                            Fairness Opinion                               12,000,000
Public Storage Partners 6-8                                  Fairness Opinion                               80,000,000
Public Storage Properties VI-XII, XIV-XIX                    Fairness Opinion                              630,000,000
Shurgard Storage Centers                               Fairness Opinion/Appraisals                         425,000,000
Glenborough Realty Trust                               Fairness Opinion/Appraisals                         150,000,000
Winthrop Financial Associates                                Fairness Opinion                              250,000,000
The Related Companies                                        Fairness Opinion                              950,000,000
Chicago-Based Management                                     Fairness Opinion                              400,000,000
Atlantic Coast                                               Fairness Opinion                               60,000,000
American Retirement Villas I & II                            Fairness Opinion                               45,000,000
SCA Tax Exempt Fund L.P.                               Fairness Opinion/Appraisals                         220,000,000
Pru-Bache/Watson & Taylor 1-4                            Fairness Opinion/Advisor                           60,000,000
Cal Fed Income Partners                                      Fairness Opinion                              165,000,000
HEI Hotels                                                   Fairness Opinion                               75,000,000
Charles E. Smith Residential Realty                          Fairness Opinion                              113,000,000
IDS/Shurgard Income Partners I-III                     Fairness Opinion/Appraisals                         122,000,000
Storage Properties, Inc.                                     Fairness Opinion                               27,000,000
Partners Preferred Yield, Inc. I-III                         Fairness Opinion                              171,000,000
Ellenburg Capital Corp.                                     Financial Advisor                              225,000,000
NY-Based Real Estate Company                           Fairness Opinion/Appraisals                         700,000,000 /1/
VA-Based Developer                                     Fairness Opinion/Appraisals                         300,000,000 /2/
NY-Based Real Estate Company                           Fairness Opinion/Appraisals                          80,000,000 /2/
Koll-Bren Fund Consolidation                                Financial Advisor                            1,200,000,000 /2/
Balcor Colonial 85                                           Fairness Opinion                               58,000,000
Ellis & Lane Partnerships                                Fairness Opinion/Advisor                           22,000,000
New Jersey/Colorado Self Storage Portfolio                  Financial Advisor                               41,000,000
New Jersey/New York Portfolio                               Financial Advisor                               25,000,000
Glenborough Realty Trust/T. Rowe Price                      Financial Advisor                              145,000,000 /2/
California Based Partnerships                          Fairness Opinion/Appraisals                          80,000,000 /2/
MIG Realty Consolidation                                    Financial Advisor                              600,000,000 /2/
                                                                                                    ------------------
                                                                                                       $10,586,000,000
                                                                                                    ------------------

--------------------------------------
     (1)  Based on aggregate value of assets.

     (2)  Pending.

                                                               EXHIBIT 1
                                                               PAGE 3 OF 5

TRANSACTION ASSIGNMENT SUMMARIES


          1. POST PROPERTIES, INC. A master operating partnership (the "Operating Partnership") was formed by merging forty-one privately placed partnerships owning multifamily properties and the real estate management company. Stanger prepared a fairness opinion with respect to (a) the allocation of shares between the partnerships as a group and the management company and (b) the allocation of shares between the partnerships. Merrill Lynch completed a new issue REIT with approximately $600 million equity value which acquired an interest in the Operating Partnership.

          2. CHARLES E. SMITH RESIDENTIAL REALTY. An Operating Partnership was formed by merging forty-two privately placed partnerships owning multifamily properties and the management company. Stanger confirmed the reasonableness of projection parameters and assumptions for the properties and prepared a fairness opinion with respect to (a) the allocation of shares between the partnerships as a group and the management company and (b) the allocation of shares between the partnerships. Because of the number of limited partners involved, the securities of the Operating Partnership were registered with the SEC. Goldman Sachs was lead underwriter for the new issue REIT which acquired an interest in the Operating Partnership. The aggregate asset value involved in the transaction was approximately $950 million.

          3. AMLI REALTY CO. The company consolidated twenty private placement partnerships owning multifamily properties. Investors in the private placements were given the opportunity to exchange interests for cash or stock in a newly formed REIT at the time of its initial public offering by Merrill Lynch. Stanger opined that the method of allocation of stock and cash between the operating company and the partnerships and among the partnerships is fair from a financial point of view to the limited partner investors.

          4. COLONIAL PROPERTIES. Colonial merged a number of property partnerships owning multifamily properties formed with institutional investors into a newly formed REIT. Simultaneously with the initial public offering some of the proceeds of sale were used to acquire eleven properties for cash from limited partnerships in which individuals invested where Colonial was the general partner. Stanger appraised the properties and provided a fairness opinion of the buyout versus the appraisal, the going concern value and the liquidation value.

          5. PUBLIC STORAGE. Public Storage Inc., a publicly traded REIT, offered its shares in exchange for limited partnership interests in several partnerships organized by Public Storage. Stanger rendered the fairness opinion to the investors in the partnerships.

                                                                    EXHIBIT 1
                                                                    -----------
                                                                    PAGE 4 OF 5

          6. PUBLIC STORAGE PROPERTIES VI, VII, VIII, XI, X, XII, XVI, XVII, XVIII, and XIX; PS BUSINESS PARKS; STORAGE PROPERTIES INC. AND PARTNERS PREFERRED YIELD I, II, & III (REITs). The boards of directors engaged Stanger to render an opinion as to the fairness of the consideration paid in transactions involving the merger of the REITs with Public Storage Inc., an affiliated REIT, in exchange for shares or cash.

          7. SHURGARD STORAGE CENTERS, INC. Shurgard proposed the merger of seventeen Shurgard partnerships representing approximately $425 million in equity value. Stanger valued the assets and rendered the fairness opinion to the limited partners with respect to the relative value of the partnerships, and provided other analytical services.

          8. GLENBOROUGH REALTY TRUST. The company consolidated nine public partnerships and its management company in a rollup transaction. Stanger rendered an opinion to the partnerships as to the fairness of the allocation of interests in the REIT entity resulting from the consolidation. Such consolidation included Glenborough's management company.

          9. THE RELATED COMPANIES. The company was merging and/or acquiring conventional and subsidized multifamily housing properties from affiliated and non-affiliated entities to form a REIT with approximately $1 billion of assets. Stanger was engaged in 1994 to opine as to the fairness of the consideration offered to approximately forty affiliated partnerships in the context of the transaction and the REIT IPO.

          10. CHICAGO-BASED REAL ESTATE OWNER AND MANAGEMENT COMPANY. The transaction involved the sale for cash, and in certain circumstances exchange for other property, of ninety apartment properties to a entity to be formed by the Management Company. Stanger rendered an opinion to the sellers (ninety private limited partnerships) that the consideration to be received in the transaction is fair, from a financial point of view.

          11. ATLANTIC COAST PUBLIC LIMITED PARTNERSHIP. The board of directors of the co-general partners in a public limited partnership engaged Stanger to render an opinion as to the fairness of the consideration paid in a transaction involving the sale of eleven shopping centers to an affiliated REIT.

           12. AMERICAN RETIREMENT VILLAS PROPERTIES I & II. Stanger was engaged to provide fairness opinions related to the purchase of properties from these public partnerships by a public REIT and the simultaneous leaseback of the properties to an affiliated entity.

                                                                    EXHIBIT 1
                                                                    ----------
                                                                    PAGE 5 OF 5

          13. SCA TAX EXEMPT FUND LP AND AFFILIATE. The company redeployed and leveraged multifamily assets of an affiliated partnership and exchanged certain assets and fees of its Management Company for a capital position in a newly formed entity, Municipal Mortgage & Equity LLC. Limited partners were given the choice of retaining an interest in the pre-reorganization assets or exchanging for an interest in the post-reorganization assets. We were engaged to opine as to the fairness of the allocation of the interests in the post-reorganization activities between the management company, general partner and the limited partners.

          14. CF INCOME PARTNERS, L.P. The Board of Directors of the general partners retained Stanger to provide a fairness opinion to unitholders of this publicly traded master limited partnership ("MLP") regarding a transaction involving the sale of real estate assets to a third party, transfer of assets in partial satisfaction of indebtedness to California Federal Bank ("CalFed"), and debt concessions by CalFed.

          15. IDS/SHURGARD INCOME GROWTH PARTNERS L.P. I, II, & III. Stanger was engaged to provide appraisals and fairness opinions for each of the partnerships relating to a two-step transaction involving a cash tender offer and follow-on merger with an affiliated publicly traded REIT. The transaction involved approximately $122 million of real estate assets.

          16. NEW YORK-BASED REAL ESTATE COMPANY. Stanger is providing services in a transaction involving the merger of public partnerships to form a REIT which will publicly trade. Stanger is engaged to appraise approximately $700 million of real estate assets and to render a fairness opinion to each of the merging entities with respect to the allocation of interests in the newly formed REIT.

          17. VIRGINIA-BASED MANAGEMENT COMPANY. Stanger is providing services in a transaction involving the consolidation of two private partnerships and a real estate management/development company, and the simultaneous purchase of approximately $100 million of interests in the consolidated entity by a pension fund. Stanger is engaged to render a fairness opinion regarding the allocation of interest in the consolidated entity and the price paid by the pension fund investor.

          18. NEW YORK-BASED MANAGEMENT COMPANY. Stanger is providing services in a transaction involving the merger/acquisition of two public partnerships with a publicly traded REIT. Stanger is engaged to appraise approximately $80 million of assets owned by the partnerships and to render a fairness opinion to each of the partnerships and to the REIT.

          19. KOLL-BREN FUND CONSOLIDATION. Stanger was engaged by the Koll Bren commingled and separate account funds to assist in the evaluation of a proposed consolidation involving approximately $1.2 billion of office and industrial assets. Stanger was engaged at the request of the pension fund and institutional investors.

                     AMERICAN COMMUNITY PROPERTIES TRUST               EXHIBIT 2
                                                                       ---------
                           POST REORGANIZATION
                        (ASSUMING 100% PARTICIPATION)

                     [REORGANIZATIONAL CHART APPEARS HERE]

                                                                       EXHIBIT 3
                                                                       ---------


                             OVERVIEW OF ASSIGNMENT


Property Site Inspection

Review of Effective Gross Income

Review of Operating Expenses

Review of Historical and Budgeted Net Operating Income

Review of Financial Structure Including Term of
   Housing Contract, Financing, Dividend Limitations and Other Factors

Review of Value Estimates Based Upon Discounted
   Cash Flow Analyses

Review of Appraisals Prepared By Others

Review of Valuations of Other Assets and Interests

OBJECTIVE: To reach a conclusion regarding the fairness of the following:
           .  the allocation of units in U.S. Housing
           .  the allocation of units in P.R. Housing
           . the exchange ratio for units of U.S. Housing into shares of ACPT . the exchange ratio for units of P.R. Housing into shares of ACPT

                                                                       EXHIBIT 4
                                                                       ---------


                            U.S. HOUSING PARTNERSHIP
                            NET ASSET VALUE SUMMARY
                            -----------------------

                                   NAV /(1)/      UNITS       %
                                   ---------      -----       --
To IGC As GP of Partnerships      $12,994,000   1,299,400   55.87%
                                            0
To IGC As L.P. of Partnerships      2,780,000     278,000   11.95%
                                  -----------   ---------  -------
   Subtotal                        15,774,000   1,577,400   67.81%
To Other Limited Partners of
   Bannister                        1,825,000     182,500    7.85%
   Palmer                             487,000      48,700    2.09%
   Brookside                        1,068,000     106,800    4.59%
   Headen                             454,000      45,400    1.95%
   Huntington                       1,484,000     148,400    6.38%
   Crossland                          733,000      73,300    3.15%
   Wakefield Third Age                502,000      50,200    2.16%
   Lancaster                                0           0    0.00%
   Fox Chase                           64,000       6,400    0.28%
   New Forest                          10,000       1,000    0.04%
   Essex Village                            0           0    0.00%
   Wakefield Terrace                  856,000      85,600    3.68%
                                  -----------   ---------  -------
                                  $23,257,000   2,325,700  100.00%
                                  ===========   =========  =======
                                            0
                                            =

____________________

  /(1)/  See attached schedule of Net Asset Value.

--------------------------------------------------------------------------------
WILLIAM BLOOMER - US NAV SUMMARY.123                                      PAGE 1
--------------------------------------------------------------------------------

                                                                                               US  HOUSING
                                                                                         NET ASSET VALUE SUMMARY
                    PRELIMINARY                                                               (IN THOUSANDS)

                                                                                                                        WAKEFIELD
                                        BANNISTER      PALMER    BROOKSIDE      HEADEN    HUNTINGTON     CROSSLAND      THIRD AGE
                                        ---------      ------    ---------      ------    ----------     ---------      ---------
   (000s)
NAV ANALYSIS
     CASH                                     108         126           91         262           452            84             27
     A/C REC.                                  21          10            2           5            14            12             37
     OTHER ASSETS                             168         122           30         125           146            86            102
     RES. RECEIPTS/REP. RES.                  169          44           15         215           265            20             86
     REAL ESTATE                            7,860       6,440        2,720       6,560        10,350         4,010          4,220
                                        ---------      ------    ---------      ------    ----------     ---------      ---------
TOTAL ASSETS                                8,326       6,742        2,858       7,167        11,227         4,212          4,472
     A/C PAYABLE, OTHER                      (179)       (111)         (60)       (110)         (169)          (71)           (86)
     DEBT - THIRD PARTY                    (3,691)     (4,251)      (1,637)     (4,869)       (7,699)       (2,171)         2,343)
     DEBT - I/C LOANS (1)                     (71)       (391)         (47)       (334)         (392)         (137)           (89)
CONSOLIDATION COSTS                     ---------      ------    ---------      ------    ----------     ---------      ---------

NAV                                         4,385       1,989        1,114       1,854         2,967         1,833          1,954
                                        ---------      ------    ---------      ------    ----------     ---------      ---------

(1)  REFLECTS I/C RECEIVABLES AND WORKING CAPITAL LOANS. I/C RECEIVABLE BALANCE MAY BE ADJUSTED TO REFLECT AMOUNT NOT DEEMED
     COLLECTIBLE BASED ON NAV PRIORITY DISTRIBUTIONS.
(2)  NOTE: I/C RECEIVABLES REDUCED FOR ESSEX VILLAGE BY $637.

OWNERSHIP % BEFORE RECOVERY OF CAPITAL
--------------------------------------
                                                                                                                        WAKEFIELD
                                        BANNISTER      PALMER    BROOKSIDE      HEADEN    HUNTINGTON     CROSSLAND      THIRD AGE
                                        ---------      ------    ---------      ------    ----------     ---------      ---------
IGC % AS GP                                   5.0%       50.0%         0.0%       50.0%         50.0%         60.0%           0.0%
IGC % AS LP                                   0.0%       25.5%         0.0%       25.5%          0.0%         0.00%          51.0%
OTHER % AS LP                                95.0%       24.5%       100.0%       24.5%         50.0%         40.0%          40.0%
                                        ---------      ------    ---------      ------    ----------     ---------      ---------
                                            100.0%      100.0%       100.0%      100.0%        100.0%        100.0%         100.0%
                                        ---------      ------    ---------      ------    ----------     ---------      ---------

PREFERENCE DISTRIBUTIONS
------------------------
PREFERENCE AMOUNT (3)                         128           0        1,022           0             0             0             96
                                        ---------      ------    ---------      ------    ----------     ---------      ---------
IGC NAV AS GP                                   6           0            0           0             0             0              0
NAV - IGC AS LP - RETURN OF CAPITAL             0           0            0           0             0             0             49
NAV - OTHER LPs - RETURN OF CAPITAL           122           0        1,022           0             0             0             47


OWNERSHIP % AFTER PREFERENCES:
-----------------------------
IGC % AS GP                                  60.0%       50.0%        50.0%       50.0%         50.0%          6.0%          50.0%
IGC % AS LP                                   0.0%       25.5%         0.0%       25.5%          0.0%          0.0%          25.5%
OTHER % AS LP                                40.0%       24.5%        50.0%       24.5%         50.0%          4.0%          24.5%
                                        ---------      ------    ---------      ------    ----------     ---------      ---------
                                            100.0%      100.0%       100.0%      100.0%        100.0%        100.0%         100.0%
                                        ---------      ------    ---------      ------    ----------     ---------      ---------

NAV DISTRIBUTION/ALLOCATION
---------------------------
IGC NAV AS GP                               2,554         995           46         927         1,484         1,100            929
IGC NAV AS LP                                   0         507            0         473             0             0            474
OTHER LP NAV                                1,703         487           46         454         1,484           733            455


TOTAL ALLOCATION
----------------
IGC NAV AS GP                               2,560         995           46         927         1,484         1,100            929
IGC NAV AS LP                                   0         507            0         473             0             0            523
OTHER LP NAV                                1,825         487        1,068         454         1,484           733            502
                                        ---------      ------    ---------      ------    ----------     ---------      ---------
TOTAL NAV                                   4,385       1,989        1,114       1,854         2,967         1,833          1,954
                                        ---------      ------    ---------      ------    ----------     ---------      ---------

                                                                          (3)   PREFERENCE AMOUNT REPRESENTS UNRECOVERED RETURN OF
                                                                                CAPITAL.
TOTAL IGC NAV - US HOUSING                 15,774       67.82%            (4)   GP/LP ALLOCATIONS FOR FOX CHASE AND NEW FOREST ARE
                                                                                BASED ON CAPITAL A/C BALANCES PER THE PSHP
                                                                                AGREEMENT.
OTHER LP NAV - US HOUSING                   7,483       32.18%            (5)   FOX CHASE AND NEW FOREST ARE GENERAL PSHPS. THERE
                                                                                ARE NO LPs. THE 0.1% REPRESENTS THE OUTSIDE GP %.
                                        ---------      ------
TOTAL - US HOUSING                      $  23,257      100.00%
                                        ---------      ------


                                                                                      ESSEX         WAKEFIELD      U.S. HOUSING
                                        LANCASTER      FOX CHASE      NEW FOREST     VILLAGE         TERRACE       CONSOLIDATED
                                        ---------      ---------      ----------     -------         -------       ------------
                                                                                       (2)
(000s)
NAV ANALYSIS
     CASH                                     151             198            119         403             100              2,121
     A/C REC.                                   9               9             14          34              34                201
     OTHER ASSETS                             105             158            273         259             222              1,796
     RES. RECEIPTS/REP. RES.                  162              59            135         628             201              1,999
     REAL ESTATE                            5,790           9,020         15,200      17,510           7,740             97,420
                                        ---------      ---------      ----------     -------         -------       ------------

TOTAL ASSETS                                6,217           9,444         15,741      18,834           8,297            103,537
     A/C PAYABLE, OTHER                      (111)           (175)          (234)       (399)           (184)            (1,889)
     DEBT - THIRD PARTY                    (4,342)         (6,643)       (12,524)    (16,114)         (5,023)           (71,307)
     DEBT - I/C LOANS (1)                  (1,320)            (15)        (1,862)     (2,321)           (105)            (7,084)
CONSOLIDATION COSTS                     ---------      ---------      ----------     -------         -------       ------------

NAV                                           444           2,611          1,121           0           2,985             23,257
                                        ---------      ---------      ----------     -------         -------       ------------

                                                                                      ESSEX         WAKEFIELD
                                        LANCASTER      FOX CHASE      NEW FOREST     VILLAGE         TERRACE
                                        ---------      ---------      ----------     -------         -------
                                                                                       (2)
IGC % AS GP                                  50.0%          99.9%           99.9%       50.0%            0.0%
IGC % AS LP                                  50.0%           0.0%            0.0%        0.0%           51.0%
OTHER % AS LP                                 0.0%           0.1%            0.1%       50.0%           49.0%
                                        ---------      ---------      ----------     -------         -------
                                            100.0%         100.0%          100.0%      100.0%          100.0%
                                        ---------      ---------      ----------     -------         -------


PREFERENCE DISTRIBUTIONS
------------------------
PREFERENCE AMOUNT (3)
IGC NAV AS GP                                 329              0               0           0             508
                                        ---------      ---------      ----------     -------         -------
NAV - IGC AS LP - RETURN OF CAPITAL             0              0               0           0               0                  6
NAV - OTHER LPs - RETURN OF CAPITAL           329              0               0           0             259                637
                                                0              0               0           0             249              1,440

OWNERSHIP % AFTER PREFERENCES:
-----------------------------
IGC % AS GP                                  50.0%          99.9%           99.9%       50.0%           50.0%
IGC % AS LP                                  50.0%           0.0%            0.0%        0.0%           25.5%
OTHER % AS LP                                 0.0%           0.1%            0.1%       50.0%           24.5%
                                        ---------      ---------      ----------     -------         -------
                                            100.0%         100.0%          100.0%      100.0%          100.0%
                                        ---------      ---------      ----------     -------         -------


NAV DISTRIBUTION/ALLOCATION
---------------------------
IGC NAV AS GP                                  58          2,547           1,111           0           1,239             12,988
IGC NAV AS LP                                  58              0               0           0             632              2,143
OTHER LP NAV                                    0             64              10           0             607              6,043


TOTAL ALLOCATION
----------------
IGC NAV AS GP                                  58          2,547           1,111           0           1,239             12,994
IGC NAV AS LP                                 387              0               0           0             891              2,780
OTHER LP NAV                                    0             64              10           0             856              7,483
                                        ---------      ---------      ----------     -------         -------
TOTAL NAV                                     444          2,611           1,121           0           2,985             23,257
                                        ---------      ---------      ----------     -------         -------
                                                         (4)(5)         (4)(5)

                                                                       EXHIBIT 5
                                                                       ---------


                            P.R. HOUSING PARTNERSHIP
                            NET ASSET VALUE SUMMARY
                            -----------------------

                                    NAV /(1)/     UNITS       %
                                  ------------  ---------  -------
To IGC As GP of Partnerships      $19,354,000   1,935,400   43.72%
                                            0
To IGC As L.P. of Partnerships        232,000      23,200    0.52%
                                  -----------   ---------  -------
   Subtotal                        19,586,000   1,958,600   44.03%
To Other Limited Partners of
   Alturas Del Senorial             1,715,000     171,500    3.87%
   Bayamon Gardens                  2,058,000     205,800    4.65%
   Carolina Associates /(2)/        2,070,000     207,000    4.68%
   Colinas De San Juan              3,591,000     359,100    8.11%
   Jardines De Caparra              2,956,000     295,600    6.68%
   Monserrate I                     4,407,000     440,700    9.95%
   Monte De Oro                     2,044,000     204,400    4.62%
   New Center                       1,982,000     198,200    4.48%
   San Anton                        1,572,000     157,200    3.55%
   Valle Del Sol                    1,643,000     164,300    3.71%
   Vistas Del Turabo                  647,000      64,700    1.46%
                                  -----------   ---------  -------
                                  $44,271,000   4,427,100  100.00%
                                  ===========   =========  =======
                                            0
                                            =

 /(1)/  See attached schedule.

/(2)/ Includes De Diego, Monserrate II, Santa Juana and Torre De Las Cumbres properties.

William Bloomer - PR NAV Summary. 123                                    Page 1

------------------------------------------------------------------------------------------------------------------------------------

                                                                                    A:\IGC December 1996 Original\PR NAV Summary.123

                                                              PR HOUSING
                                                        NET ASSET VALUE SUMMARY                        PRELIMINARY
      PRELIMINARY                                           (IN THOUSANDS)

                                           ALTURAS        BAYAMON       CAROLINA        COLINAS De   JARDINES
                                       DEL SENORIAL      GARDENS     ASSOCIATES (4)     SAN JUAN   De CAPARRA   MONSERRATE I
                                       ------------      -------     --------------     --------   ----------   ------------
(000s)
NAV ANALYSIS
     CASH                                      37           301            496              175          98           171
     A/C REC.                                  10            10             61               20          43            79
     OTHER ASSETS                              61            92            111              168         113            60
     RES. RECEIPTS/REP. RES.                1,676         1,192          1,938            3,462       3,236           628
     REAL ESTATE                            4,920        11,170         32,830           11,500       7,200        10,350

TOTAL ASSETS                                6,704        12,765         35,436           15,325      10,690        11,288

     A/C PAYABLE, OTHER                       (67)         (149)          (618)            (143)       (111)         (148)
     DEBT - THIRD PARTY                    (3,267)       (9,497)       (30,679)          (8,458)     (5,063)       (1,862)
     DEBT - I/C LOANS (3)                    (213)         (512)             0             (377)       (160)            0
                                      -----------   -----------    -----------      -----------   ---------     ---------
CONSOLIDATION COSTS
NAV                                         3,157         2,607          4,139            6,347       5,356         9,278
                                      ===========   ===========    ===========      ===========   =========     =========

(1) Reflects $5.2M loan draw down; $2.3M distribution to IGP; and $2.3M distribution to LPs during April 1997.  Excess of loan proceeds over distributions reflected in 'Other Assets' balance.
(2) Reflects $5.6M loan draw down; repayment of existing $437k mortgage; $2.3M distribution to IGP; and $2.3M distribution to LPs during April 1997.  Excess of loan draw down over cash distributions reflected in cash balance.
(3) REFLECTS I/C RECEIVABLES AND WORKING CAPITAL LOANS.  I/C RECEIVABLE BALANCE MAY BE ADJUSTED TO REFLECT AMOUNT NOT DEEMED
    COLLECTIBLE BASED ON NAV PRIORITY DISTRIBUTIONS.

OWNERSHIP % BEFORE RECOVERY OF CAPITAL
--------------------------------------

IGC % AS GP                                   1.0%          1.0%          50.0%             1.0%        1.0%         50.0%
IGC % AS LP                                   0.0%          0.0%           0.0%             0.0%        0.0%          2.5%
OTHER % AS LP                                99.0%         99.0%          50.0%            99.0%       99.0%         47.5%
                                      -----------   -----------    -----------      -----------   ---------     ---------
                                            100.0%        100.0%         100.0%           100.0%      100.0%        100.0%
                                      ===========   ===========    ===========      ===========   =========     =========

PREFERENCE DISTRIBUTIONS
------------------------
PREFERENCE AMOUNT (5)                         272         1,509              0              834         868             0
                                      -----------   -----------    -----------      -----------   ---------     ---------
IGC NAV AS GP                                   0             0              0                0         156             0
NAV - IGC AS LP - ROC                           0             0              0                0           0             0
NAV - OTHER LPs - ROC                         272         1,509              0              834         712             0


OWNERSHIP % AFTER PREFERENCES:
-----------------------------
IGC % AS GP                                  50.0%         50.0%          50.0%            50.0%       50.0%         50.0%
IGC % AS LP                                   0.0%          0.0%           0.0%             0.0%        0.0%          2.5%
OTHER % AS LP                                50.0%         50.0%          50.0%            50.0%       50.0%         47.5%
                                            100.0%        100.0%         100.0%           100.0%      100.0%        100.0%

NAV DISTRIBUTION/ALLOCATION
---------------------------
IGC NAV AS GP                               1,443           549          2,070            2,757       2,244         4,639
IGC NAV AS LP                                   0             0              0                0           0           232
OTHER LP NAV                                1,443           549          2,070            2,757       2,244         4,407

TOTAL ALLOCATION
----------------
IGC NAV AS GP                               1,443           549          2,070            2,757       2,400         4,639
IGC NAV AS LP                                   0             0              0                0           0           232
OTHER LP NAV                                1,715         2,058          2,070            3,591       2,956         4,407
TOTAL NAV                                   3,157         2,607          4,139            6,347       5,356         9,278


(4) INCLUDES De DIEGO, MONSERRATE II, SANTA JUANA AND TORRE De LAS CUMBRES PROPERTIES.
(5) PREFERENCE AMOUNT REPRESENTS UNRECOVERED RETURN OF CAPITAL.

TOTAL IGC NAV - PR HOUSING                 19,586         44.24%
OTHER LP NAV - PR HOUSING                  24,683         55.76%
                                      -----------   -----------
TOTAL - PR HOUSING                        $44,269        100.00%
                                      ===========   ===========

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                      VISTAS       PR HOUSING
                                   MONTE De ORO      NEW CENTER      SAN ANTON     VALLE DEL SOL    DEL TURABO    CONSOLIDATED
                                   ------------      ----------      ---------     -------------    ----------    ------------
(000s)                                  (1)              (2)
NAV ANALYSIS
     CASH                                155              178             120              212             11         1,954
     A/C REC.                              7                9               7                4              3           253
     OTHER ASSETS                        443              464              34              104              9         1,659
     RES. RECEIPTS/REP. RES.               3              358             444              805            114        13,856
     REAL ESTATE                       8,750            8,660           5,520           13,080          2,990       116,970
                                  ----------         --------        --------       ----------      ---------     ---------

TOTAL ASSETS                           9,358            9,669           6,125           14,205          3,127       134,692

     A/C PAYABLE, OTHER                  (70)            (105)            (91)            (191)           (82)       (1,775)
     DEBT - THIRD PARTY               (5,200)          (5,600)         (2,973)         (11,053)        (2,316)      (85,968)
     DEBT - I/C LOANS (3)                  0                0             (99)          (1,273)           (46)       (2,680)
CONSOLIDATION COSTS
                                  ----------         --------        --------       ----------      ---------     ---------
NAV                                    4,088            3,964           2,962            1,688            683        44,269
                                  ==========         ========        ========       ==========      =========     =========

(1) Reflects $5.2M loan draw down; $2.3M distribution to IGP; and $2.3M distribution to LPs during April 1997.  Excess of loan proceeds over distributions reflected in 'Other Assets' balance.
(2) Reflects $5.6M loan draw down; repayment of existing $437k mortgage; $2.3M distribution to IGP; and $2.3M distribution to LPs during April 1997.  Excess of loan draw down over cash distributions reflected in cash balance.
(3) REFLECTS I/C RECEIVABLES AND WORKING CAPITAL LOANS.  I/C RECEIVABLE BALANCE MAY BE ADJUSTED TO REFLECT AMOUNT NOT DEEMED
    COLLECTIBLE BASED ON NAV PRIORITY DISTRIBUTIONS.

OWNERSHIP % BEFORE RECOVERY OF CAPITAL
--------------------------------------

IGC % AS GP                             50.0%            50.0%            0.0%             1.0%          50.5%
IGC % AS LP                              0.0%             0.0%            0.0%             0.0%           0.0%
OTHER % AS LP                           50.0%            50.0%          100.0%            99.0%          49.5%
                                       100.0%           100.0%          100.0%           100.0%         100.0%

PREFERENCE DISTRIBUTIONS
------------------------
PREFERENCE AMOUNT (5)                      0                0             154            1,597            625
                                  ----------         --------        --------       ----------      ---------
IGC NAV AS GP                              0                0               0                0              7           163
NAV - IGC AS LP - ROC                      0                0               0                0              0             0
NAV - OTHER LPs - ROC                      0                0             154            1,597            618         5,696


OWNERSHIP % AFTER PREFERENCES:
-----------------------------
IGC % AS GP                             50.0%            50.0%           49.5%            50.0%          50.0%
IGC % AS LP                              0.0%             0.0%            0.0%             0.0%           0.0%
OTHER % AS LP                           50.0%            50.0%           50.5%            50.0%          50.0%
                                  ----------         --------        --------       ----------      ---------
                                       100.0%           100.0%          100.0%           100.0%         100.0%
                                  ==========         ========        ========       ==========      =========

NAV DISTRIBUTION/ALLOCATION
IGC NAV AS GP                          2,044            1,982           1,390               46             29        19,191
IGC NAV AS LP                              0                0               0                0              0           232
OTHER LP NAV                           2,044            1,982           1,418               46             29        18,987


TOTAL ALLOCATION
IGC NAV AS GP                          2,044            1,982           1,390               46             36        19,354
IGC NAV AS LP                              0                0               0                0              0           232
OTHER LP NAV                           2,044            1,982           1,572            1,643            647        24,683
                                  ----------         --------        --------       ----------      ---------     ---------
TOTAL NAV                              4,088            3,964           2,962            1,688            683        44,269
                                  ==========         ========        ========       ==========      =========     =========

(4) INCLUDES De DIEGO, MONSERRATE II, SANTA JUANA AND TORRE De LAS CUMBRES PROPERTIES.
(5) PREFERENCE AMOUNT REPRESENTS UNRECOVERED RETURN OF CAPITAL.
------------------------------------------------------------------------------------------------------------------------------------

                                                                      EXHIBIT 6
                                                                      ---------

                              IGC NET ASSET VALUE
                              -------------------

US Housing - 1,577,400 units at $10                                $ 15,774,000
US Management Company (95%) /(a)/                                     3,747,000
Other /(b)/                                                              11,000
                                                                   ------------
   Subtotal US Rental                                              $ 19,532,000 (A)
                                                                   ============

SCA Assets /(c)// Total U.S. Land                                    36,333,000 (B)
                                                                   ============

LDA Interest (80%) /(d)/                                           $ 21,919,000
Escorial Builders Interest (50%) /(e)/                                2,544,000
PR Housing - 1,958,600 units at $10                                  19,586,000
PR Management Company /(f)/                                           6,628,000
Other PR Assets and Liabilities                                               0
                                                                   ------------
   Subtotal PR Holdings                                            $ 50,677,000 (C)
                                                                   ============

Intercompany Receivables /(g)/                                     $  9,765,000
Other Assets                                                                  0
Other Liabilities                                                             0
                                                                   ------------
   Subtotal - Other Net Assets                                     $  9,765,000 (D)
                                                                   ============

Consolidation Costs                                                $          0 (E)
                                                                   ============

Total Net Asset Value                                              $116,307,000 (A+B+C+D+E)
NAV Per Share                                                      $         10
                                                                   ------------
Shares Issued                                                        11,630,700
                                                                   ============

                                                                      EXHIBIT 6
                                                                      ---------
                                                                     (CONTINUED)

(a) The U.S. Management Company was valued at a multiple of 4 on 1997 pro forma cash flow of $986,000, adjusted for a 5% interest which will not be owned by ACPT.

(b)      Represents 1% interest in Lakeside, valued at book value.

(c)      The other net asset value of SCA was determined as follows:

  Land Parcels at Appraised Value:
  Dorchester Neighborhood Finished Lots                                      2,440,000
  Huntington Ridge - Raw Acreage                                             1,675,000
  Fairway - Raw Recorded Lots                                                3,200,000
  Fairway - Raw Acreage                                                      8,850,000
  Wooded Glen and Piney Beach - Raw Acreage                                  7,700,000
  Business Park East and North - Finished Land - Industrial                  2,200,000
  Middle Industrial Park - Raw Land - Industrial                             4,750,000
  Piney Beach Industrial Park - Raw Land - Industrial                        8,320,000
  West Lake and Smallwood Parcels                                           10,950,000
                                                                            ----------
  Total                                                                     50,085,000
  Liabilities                                                              (37,158,000)
                                                                           -----------
     SCA Net Asset Value                                                   $12,927,000
                                                                           ===========
     Ownership Interest                                                           x99%
                                                                           -----------
  Net Asset Value of SCA                                                    12,797,730
  Intercompany Account Included in Liabilities                              23,535,000
                                                                           -----------
  Equity Value of SCA Interest                                              36,332,730
                                                                           ===========
     Use                                                                   $36,333,000
                                                                           ===========
(d)  Represents 80% of net asset value of LDA determined as follows:        12,797,730


  Cash                                                                        $839,000
  Receivables                                                                3,589,000
  Real Estate at Appraisal - Vacant Land - Canovanas, PR                     6,100,000
                         - Parque Escorial Planned Community                35,900,000
                                                                           -----------
  Total Assets                                                              46,428,000
  Accounts Payable                                                          (1,257,000)
  Liabilities                                                              (28,612,000)
                                                                           -----------
  Total                                                                     16,559,000
                                                                                 x 80%
                                                                           -----------
  Net Asset Value of LDA                                                    13,247,000
                                                                           ===========
  Intercompany Account Included in Liabilities                               8,672,000
                                                                           -----------
  Total Value of LDA Interest                                               21,919,000
                                                                           ===========

                                                                      EXHIBIT 6
                                                                      ---------
                                                                     (CONTINUED)

(e) Represents 50% of net asset value of Escorial Builders S.E. determined as follows:

         Cash                                                               $   322,000
         Other Assets                                                            20,000
         Real Estate at Book Value -
         Villas De Parque Escorial                                            5,243,000
                                                                            -----------
         Total Assets                                                         5,585,000
         Accounts Payable                                                    (1,036,000)
         Debt                                                                (4,011,000)
                                                                            -----------
         Balance Sheet Net Asset Value                                          538,000
         Present Value of Estimated Future Earnings (1)                       4,550,000
                                                                            -----------
         Total                                                                5,088,000
                                                                                  x 50%
                                                                            -----------
         Net Asset Value of Escorial Building S.E                           $ 2,544,000
                                                                            ===========


         (1) Based on June 11, 1997 correspondence from management, the estimated expected return on the Escorial Builders project is $5,600,000. For purposes of NAV, management anticipates the return of $5,600,000 in excess of book value to be achieved over a 2 year period. Using a 15% discount rate the present value of the expected return is approximately $4,550,000.


(f) The P.R. Management Company was valued at a multiple of 4 on 1997 pro forma cash flow of $1,657,000 and assumed 100% ownership by ACPT.

(g) For purposes of this analysis the intercompany receivables are as of December 31, 1996 from those affiliated entities included in the Net Asset Value Analyses.

                                                                      EXHIBIT 7
                                                                      ---------

                         ACPT INTERCOMPANY RECEIVABLES
                         -----------------------------

                                                                       12/31/96
                                                                     INTERCOMPANY
         ENTITY                                                    RECEIVABLE /(1)/
         ------                                                    ----------------
         Bannister                                                          $71,091
         Palmer                                                             390,519
         Brookside                                                           47,000
         Headen                                                             333,908
         Huntington                                                         391,693
         Crossland                                                          137,186
         Wakefield Third Age                                                 89,420
         Lancaster                                                        1,320,000
         Fox Chase                                                           15,861
         New Forest                                                       1,861,562
         Essex Village                                                    2,321,000
         Wakefield Terrace                                                  104,782
         Lakeside (2)                                                           889
         Alturas Del Senorial                                               213,263
         Bayamon Gardens                                                    512,165
         Carolina Associates                                                  --
         Colinas De San Juan                                                376,746
         Jardines De Caparra                                                160,169
         Monserrate I                                                         --
         Monte De Oro                                                         --
         New Center                                                           --
         San Anton                                                           98,700
         Valle Del Sol                                                    1,273,000
         Vistas Del Turabo                                                   46,000
                                                                        -----------
            Total                                                       $ 9,764,954
                                                                        ===========
                                             Use                        $ 9,765,000
                                                                        ===========

(1) Balances obtained from December 31, 1996 financial statements.
(2) Represents 1% interest of intercompany receivable.

                                                                      EXHIBIT 8
                                                                      ---------

                     AMERICAN COMMUNITIES PROPERTIES TRUST
                            NET ASSET VALUE SUMMARY

                                                  NAV                        NAV
                                              CONTRIBUTED                CONTRIBUTED                   TOTAL
                                                 BY IGC                 BY L.P.'S UPON              NAV ASSUMING
                                              SHAREHOLDERS                CONVERSION              100% CONVERSION
                                              -------------             --------------            ---------------
U.S. Housing                                    $15,774,000                 $7,483,000                $23,257,000
P.R. Housing                                     19,586,000                 24,685,000                 44,271,000
U.S. Management Company                           3,747,000                         --                  3,747,000
U.S. Land Assets (SCA)                           36,333,000                         --                 36,333,000
LDA Interest                                     21,919,000                         --                 21,919,000
Escorial Builders Interest                        2,544,000                         --                  2,544,000
P.R. Management Company                           6,628,000                         --                  6,628,000
Intercompany Receivables                          9,765,000                         --                  9,765,000
Other Assets                                         11,000                         --                     11,000
                                              -------------             --------------             --------------
     TOTALS                                    $116,307,000                $32,168,000               $148,475,000
     Share Price                                        $10                        $10                        $10
                                              -------------              -------------             --------------
     TOTAL SHARES                                11,630,700                  3,216,800                 14,847,500
                                                 ==========                  =========                 ==========
     PERCENTAGE                                      78.33%                     21.67%                    100.00%
                                                     ======                     ======                    =======

                                                                      EXHIBIT 9
                                                                      ---------

                               FAIRNESS OPINION
                                     DRAFT
                                     -----

                                          June __, 1997


Interstate General Company, L.P.
  and Affiliated Partnerships
  Identified on Exhibit A
222 Smallwood Village
St. Charles, Maryland

Gentlemen:

         You have advised us that Interstate General Company, L.P. ("IGC") intends to consolidate certain of its assets into American Community Properties Trust ("ACPT"), a Maryland Business Trust that will be taxable as a partnership and that shares of ACPT will be distributed on a pro-rata basis to unitholders of IGC. You have further advised us that ACPT will operate through three primary operating subsidiary entities: American Rental Properties Trust, a Maryland business trust that intends to qualify as a real estate investment trust ("US Rental"); American Land Development US, Inc. ("US Land"), a US corporation; and Puerto Rico Holdings Associates, S.E., a Puerto Rican special partnership that will elect to be taxed as a corporation for US tax purposes and will be treated as a partnership for Puerto Rican tax purposes ("PR Holdings").

         We have also been advised that US Rental will hold 100% of the non-voting common stock of American Management US, Inc. ("US Management") entitling US Rental to 95% of distributions from US Management. US Rental will also initially own 100% of the outstanding units of American Housing Properties, L.P. ("US Housing"), a Maryland limited partnership which will hold interests in __ affiliated partnerships (the "US Affiliated Partnerships") which own interest in __ apartment properties.

         We have been advised that US Land will own ____ parcels of land aggregating ____ acres in the St. Charles, Maryland and _________ areas with an appraised value of _______.

         You have also advised us that PR Holdings will operate its assets through Interstate General Properties, a Maryland general partnership, which will own interests in certain land and, initially, 100% of the outstanding interests in Puerto Rico Housing Properties, L.P. ("PR Housing"), a Maryland partnership, which will own interests in __ affiliated partnerships (the "PR Affiliated Partnerships"), which own interests in __ apartment properties located in Puerto Rico.


         We have also been advised that IGC will also contribute to ACPT its receivables from affiliated partnerships aggregating $_______ in principal amount and other assets with an estimated value of $_______.

         Simultaneously with the Transaction, US Housing will offer to exchange units of US Housing for interests in the US Affiliated Partnerships on the basis of net asset value ("NAV"); and PR Housing will offer to exchange units of PR Housing for interests in the PR Affiliated Partnerships on the basis of NAV. Units of both US Housing and PR Housing will be exchangeable on a one-for-one basis for Shares of ACPT, subject to adjustments for distributions made subsequent to the closing of the Transaction. Investors in the US Affiliated Partnerships who do not elect to exchange their units for Units in US Housing; and investors in the PR Affiliated Partnerships who do not elect to exchange their units for Units in PR Housing will be entitled to retain their existing interests in the US Affiliated Partnerships or PR Affiliated Partnerships, respectively.

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to the US Affiliated Partnerships and the PR Affiliated Partnerships as to the fairness, from a financial point of view, of the allocation of units in US Housing and PR Housing, respectively. Furthermore, you have requested that Stanger provide an opinion as to the fairness, from a financial point of view, of the exchange ratio for units of US Housing and PR Housing into Shares of ACPT.

         Stanger, founded in 1978, has provided information, research, investment banking and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically owned through partnerships including, but not limited to, real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

         1. Reviewed the Prospectus/Consent Solicitation Statement and Partnership Supplements (the "Prospectus");

         2. Reviewed the financial statements of the Affiliated Partnerships and IGC for the year ended December 31, 1996 and for the quarter ended March 31, 1997;
         3. Reviewed the pro forma statements for ACPT included in the Prospectus for the year ended December 31, 1996;

         4. Reviewed certain operating and financial information relating to the business, financial condition, and results of operations of the Affiliated Partnerships, and discussed with management of the Affiliated Partnerships and IGC the operations, business plans, current conditions in the real estate industry (including market conditions for sales/acquisitions of properties of the type owned by the Affiliated Partnerships), and the historical financial statements, budgets and future prospects the Affiliated Partnerships;

         2. Reviewed summaries disclosed in the Prospectus of the provisions of the Affiliated Partnership Agreements relating to the General Partner's and IGC's fees and interest in each Affiliated Partnership;

         5. Reviewed and analyzed the methodology used by IGC and ACPT to allocate units in US Housing and PR Housing and to convert US Housing Units and PR Housing Units into Class B Shares of ACPT;

         6. Reviewed information and acquisition criteria used by real estate investors for properties similar to the properties owned by the Affiliated Partnerships, ACPT and Affiliates;

         7. Reviewed the independent third party appraisals of the US land assets as prepared by Smail Associates, Inc. and of the Puerto Rico land assets as prepared by Robert F. McCloskey Associates, and value estimates prepared by IGC of the value of the US Management Assets, PR Management Assets and selected other assets; and

         8.       Conducted such other inquiries as we deemed appropriate.

         To evaluate the fairness from a financial point of view of the allocation of Units of US Housing between the US Affiliated Partnerships, we considered: i) the historical cash flow for each property of each US Affiliated Partnership; ii) 1997 cash flow estimates prepared by IGC; iii) the limited summary real estate appraisals prepared by Stanger on each of the properties owned by a US Affiliated Partnership; iv) debt balances and other asset values (as determined by IGC) for each US Affiliated Partnership as of December 31, 1996.

         To evaluate the fairness from a financial point of view of the allocation of units between the PR Affiliated Partnerships and PR Housing, we considered: i) the historical cash flow for each property of each PR Affiliated Partnership; ii) the 1997 cash flow estimates prepared by IGC; iii) the limited summary appraisals prepared by Stanger on each of the properties owned by a PR Affiliated Partnership; and iv) debt balances and other asset values (as determined by IGC) for each PR Affiliated Partnership as of December 31, 1996.

         We observe that the allocation of Units in each of US Housing and PR Housing are based upon the Net Asset Values of the units of the Affiliated Partnerships as of December 31, 1996, and that such Net Asset Values are based, in part, upon limited summary appraisals prepared by Stanger as of December 31, 1996 and adjusted for other net assets of the Affiliated Partnerships, reduced for other net liabilities (and a pro-rata share of consolidation expenses), as of December 31, 1996 and adjusted for the ownership interest of the General Partners in accordance with the provision of each Partnership Agreement affecting liquidations.

         We further observe that the Units of US Housing and PR Housing issued in the Transaction will be based upon Net Asset Value at $10 per Unit and that the Net Asset Value of

ACPT will also be established at $10 per Share (the "Shares"). The Net Asset Value of each Share of ACPT has been based upon: i) the Net Asset Value of each unit or interest in the Affiliated Partnerships owned by ACPT at the time of the Transaction as established above aggregating $_______; ii) the value ascribed to the US Management Operations by management based upon a __________ multiple applied to operating cash flow, adjusted for the portion (5%) of such operations which will be owned by members of Management; resulting in a value of $_________; iii) the appraised value of the US land assets less outstanding debt, adjusted for ACPT's ownership interest in such assets resulting in an aggregate net value to ACPT's interest of $__________; iv) the value ascribed to the PR Management operations by management based upon a __________ multiple applied to operating cash flow resulting in a value of $__________; v) the appraised value of the Puerto Rico Land Assets, adjusted for debt outstanding, and adjusted for ACPT's ownership interest in such assets resulting in an aggregate net value to ACPT's interest of $_________; plus vi) the value of other assets of ACPT including cash, accounts receivable, and other assets aggregating $_______; less vii) the amount of debt and other liabilities outstanding aggregating $_______; and viii) the amount of consolidation costs allocable to ACPT in the transaction aggregating $_______.

[Need more information on "conversion adjustment issue" to address conversion of US Housing Units and PR Housing Units into ACPT.]

         In rendering this opinion, we have relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the US or Puerto Rican land assets, US Management Company assets, PR Management Company assets, or non-real estate assets and liabilities of the Affiliated Partnerships or ACPT. We have relied, without independent verification, on the accuracy and completeness of the appraisals of the U.S. and Puerto Rican land assets as appraised by independent third parties. We have also relied on the accuracy and completeness of the balance sheet value determinations for ACPT and the Affiliated Partnerships, and all other adjustments made to the Net Asset Value to arrive at the respective Net Asset Values and Net Asset Value per limited partnership unit in each Affiliated Partnership. We have also relied on the assurance of IGC, the Affiliated Partnerships, the General Partners and ACPT that: the calculations made to determine allocations, within each Affiliated Partnership, between the General Partners, and Limited Partners are consistent with each Affiliated Partnership's partnership agreement; that any financial projections of pro forma statements or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience or reflected the best currently available estimates and good faith judgments; that no material changes have occurred in the value of the Affiliated Partnership's or ACPT's real estate portfolios between the date of the appraisal and the date of this Opinion; and that IGC, ACPT and the Affiliated Partnerships and the General Partners are not aware of any information or facts regarding the Affiliated Partnerships that would cause the information supplied to us to be incomplete or misleading.

         We have not been requested to, and therefore did not: (i) select the method of determining the allocations for the Units in US Housing or PR Housing, or establish the allocations (IGC and the General Partners initiated and structured the Transaction, and selected the allocation ratios); ii) make any recommendation to the Limited Partners, the General Partners, ACPT or IGC as to whether to elect to receive Units in US Housing or PR Housing or Shares of ACPT;
(iii) express any opinion as to (a) the impact of the Transaction with respect to combinations of Partnerships or the resulting capital structure of US Housing, PR Housing or ACPT; (b) the impact of the Transaction on the Limited Partners in any Affiliated Partnerships which do not participate in the Transaction, including the impact of potential increases in the level of control of the Affiliated Partnerships to be exercised by ACPT subsequent to the Transaction; (c) the tax consequences of the Transaction for Limited Partners in the Affiliated Partnerships (including the impact of tax credit recapture or Puerto Rican taxes), or for ACPT's, US Housing's or PR Housing's ability to qualify as a partnership, or the consequences of such entity's failure to so qualify; (d) the potential capital structure of ACPT, US Housing or PR Housing or such structures impact on the financial performance of the Units of US Housing or PR Housing or the shares of ACPT; or (e) whether or not alternative methods of determining the relative amounts of Units or Shares to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we are not expressing any opinion herein as to: (i) the fairness of any terms of the Transaction other than the fairness of the allocations assuming the Maximum Participation Scenario as defined in the Prospectus, or the amounts or allocations of Consolidation Costs or the amount of Consolidation Costs borne by Limited Partners at various levels of participation in the Transaction; (ii) the relative value of the Shares of ACPT and the Units of US Housing or PR Housing to be issued in the Transaction; (iii) the prices at which Shares of ACPT or Units of US Housing or PR Housing may trade, if at all, following the Transaction or the trading value of the Shares of ACPT or Units of US Housing or PR Housing to be received compared with the current fair market value of the Affiliated Partnerships' assets if liquidated in today's real estate market; or (iv) alternatives to the Transaction.

         [Based upon and subject to the foregoing, it is our opinion that, as of the date of the information considered in this analysis, i) the allocation of Units in US Housing is fair to the limited partners in the US Affiliated Partnerships, from a financial point of view; ii) the allocation of Units in PR Housing is fair to the limited partners in the PR Affiliated Partnerships, from a financial point of view; and iii) the exchange ratio for Units of US Housing for Shares of ACPT and the exchange ratio for Units of PR Housing into Shares of ACPT is fair to the limited partners in the Affiliated Partnerships, from a financial point of view.]

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stanger has advised the Affiliated Partnerships, IGC and ACPT that its entire analysis must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion.

                                                   Sincerely,



                                                   Robert A. Stanger & Co., Inc.
                                                   Shrewsbury, New Jersey

                                         June 17, 1997


Interstate General Co., L.P.
222 Smallwood Village Center
St. Charles, MD  20602

Gentlemen:

       You have engaged Robert A. Stanger & Co., Inc. ("Stanger") to estimate the value of the real properties (the "Properties") owned by partnerships (the "Partnerships") affiliated with Interstate General Company, L.P. ("IGC"). The Properties consist of twenty-six apartment complexes based in Maryland, Virginia and Puerto Rico (the "Apartment Properties"). This report reflects the estimated market value of the Apartment Properties subject to existing government housing contracts, tax credits and, as applicable, financing. The Valuations reported herein are as of December 31, 1996.

       This report is prepared in accordance with an agreement between Stanger, IGC and the Partnerships dated January 31, 1997. Pursuant to the Agreement, Stanger has been engaged to perform a single limited summary appraisal report on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, relying upon the Income Approach to value. We have been engaged to deliver to IGC and the Partnerships a summary letter opinion of value only.

       Our valuation has been based in part upon information supplied to us by IGC and the Partnerships including but not limited to: financial schedules of income, expenses, cash flow and related financial information; property descriptive information; and prior appraisals, as available. We have also visited IGC and the Partnership's offices in St. Charles, Maryland and Hato Rey, Puerto Rico and have interviewed relevant management personnel. We have relied upon such information and have assumed that the information provided by IGC and the Partnerships is accurate and complete. We have not attempted to independently verify such information.

       We are advised by IGC and the Partnerships that the purpose of the appraisal is to estimate the value of the Apartment Properties under present market conditions. Stanger understands that the Valuations may be reviewed and utilized in connection with financial reporting purposes or for a contemplated transaction (the "Transaction") involving the Apartment Properties and Stanger agrees to the use of the appraisal for this purpose subject to the terms and conditions of the agreements related thereto.

       For these purposes, this abbreviated valuation report was prepared stating our opinion as to the market value of the Apartment Properties as of December 31, 1996. However, the attached valuation report should be reviewed in its entirety and is subject to the assumptions and limiting conditions contained herein. Background information and analysis upon which value conclusions are based have been retained in our files.

       Our review was undertaken solely for the purpose of providing an opinion of value, and we make no representation as to the adequacy of such review for any other purpose. Our opinion is expressed with respect to the total value of the real estate held by the Partnerships and not with respect to joint venture participation or to limited partners' allocations. Stanger has no present or contemplated future interest in the Apartment Properties or the Partnerships.

       The appraisal is only an estimate of the market value of the Apartment Properties as of the date of valuation and should not be relied upon as being the equivalent of the price that would necessarily be received in the event of a sale or other disposition of each Property. Changes in corporate financing rates generally, or changes in real estate property markets, may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value.

       Our opinion is subject to the assumptions and limiting conditions set forth herein. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other, different methods or assumptions may have been more appropriate.

       This limited summary valuation report provides our value conclusion with respect to the Apartment Properties, definitions of value, and discussions of the valuation methodology employed, assumptions, and limiting conditions.


                                             Sincerely,





                                             Robert A. Stanger & Co., Inc.
                                             Shrewsbury, New Jersey

                       IDENTIFICATION OF SUBJECT PORTFOLIO
                       -----------------------------------

       The subject of this appraisal is the real property owned by the Partnerships. The Properties consist of twenty-six apartment complexes based in Maryland, Virginia and Puerto Rico (the "Apartment Properties"). The identity of the subject properties is included in the "Property Value Conclusion" section of this report.


                               PURPOSE OF REPORT
                               -----------------

       The purpose of this report is to estimate the market value of the Apartment Properties, subject to existing government housing contracts, tax credits and, as applicable, financing under market conditions as of December 31, 1996.


                              FUNCTION OF REPORT
                              ------------------

       The function of this report is to provide a current estimate of market value of the Apartment Properties, for use solely by IGC and the Partnerships in connection with financial reporting and a Transaction involving the Properties.


                                SCOPE OF REPORT
                                ---------------

       The Valuation has been prepared on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, in accordance with the agreement between Robert A. Stanger & Co., Inc. and IGC and the Partnerships, dated January 31, 1997. Pursuant to the agreement, Stanger has relied upon the income approach to value and did not employ the "cost" or "sales comparison" approaches (as described below).

       In estimating the value of a property, appraisers typically consider three approaches to value: the cost approach, the market data or sales comparison approach, and the income approach. The value estimate by the cost approach incorporates separate estimates of the value of the unimproved site under its highest and best use and the value of the improvements less observed accrued depreciation resulting from physical wear and tear and functional and/or economic obsolescence. The market data or sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The income approach involves an economic analysis of the property based on its potential to provide future net annual income. For this purpose, a discounted cash flow analysis ("DCF") is commonly utilized. The DCF method ascribes a present value to the future cash flows associated with operating the property and the ultimate reversion value of the property, based upon a discount rate commensurate with the risks inherent in ownership of the property and with rates of return offered by alternative investment opportunities.

       Pursuant to the terms of our engagement, the Valuations were performed using the income approach. Since a primary buyer group for properties of the type appraised herein is investors, the income approach was deemed an appropriate valuation methodology. Further, given the primary criteria used by buyers of properties of the type appraised herein, the cost approach was considered less reliable than the income approach. The sales comparison approach was also considered less reliable than the income approach given the primary criteria used by buyers of properties of the type appraised herein. Consequently, given these factors, the income approach was considered a reasonable approach to valuation for the subject Properties.

       In addition, unless otherwise noted in the "Portfolio Information" section of this report, the assets have been valued utilizing a discounted cash flow analysis. Changes in corporate financing rates generally, or in real estate property markets, may result in higher or lower values of real property. The use of other valuation methodologies might produce a higher or lower value. Our opinion is subject to the assumptions and limiting conditions set forth herein.

                               DATE OF VALUATION
                               -----------------

       The date of valuation for the Properties is December 31, 1996.

                               VALUE DEFINITION
                               ----------------

       Market value, as defined by the Appraisal Institute, is the most probable price as of a specified date, in cash, in terms equivalent to cash, or in other precisely revealed terms, for which the specified property rights should sell after reasonable exposure in a competitive market under all conditions requisite to a fair sale, with the buyer and seller each acting prudently, knowledgeably and for self-interest, and assuming that neither is under undue duress.

       Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(a)    buyer and seller are typically motivated;

(b) both parties are well informed or well advised, and each acts in a manner he considers in his own best interest;

(c)    a reasonable time is allowed for exposure in the open market;

(d)    payment is made in terms of cash; and

(e) the price represents the normal consideration for the property sold unaffected by special sales concessions granted by anyone associated with the sale.

       The property rights appraised in this report are leased fee interests. Leased fee interest is defined as an ownership interest held by a landlord, with the right to use and occupancy conveyed by lease to others and usually consists of the right to receive rent and the right to repossession at the termination of the lease.

       The appraisal includes the value of land, land improvements such as paving, fencing, on-site sewer and water lines, and the buildings as of December 31, 1996. It does not include supplies, materials on hand, inventories, furniture, equipment or other personal property, company records, or current or intangible assets that may exist. It pertains only to items considered as real estate. However, certain properties are subject to indebtedness, tax credits, or other terms or limitations (such as dividend limitations) which have been considered and included in the valuation process as such items were deemed an integral part of the value of such property as encumbered by such financings, tax credits, other terms or limitations.

                             VALUATION METHODOLOGY
                             ---------------------

       Pursuant to the terms of this engagement, Stanger has estimated the value of the Apartment Properties based on the income approach to valuation. The income approach is based on the assumption that the value of a property or portfolio of properties can be represented by the present value of future cash flows. In each Valuation, a discounted cash flow ("DCF") analysis is used to determine the value of the leased fee interests. The indicated value by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the properties during the holding period and the proceeds from the ultimate sale of the properties.

       The reversion value of the properties which can be realized upon sale is calculated based on the current economic rental rate and expenses deemed reasonable for each property, escalated at a rate indicative of current expectations in the marketplace for the property. The market-rate net operating income of the properties at the year of sale is then capitalized at an appropriate rate reflecting the age, anticipated functional and economic obsolescence, and competitive position of the properties to determine the reversion value of the properties. Furthermore, in those instances where a conversion of an apartment property to a condominium was deemed reasonable, a probability adjusted reversion value was calculated which considered both a condominium conversion and continued operation of a rental property (assuming in the case of Puerto Rico, based upon apartment properties, either as a HUD project or condominium rental project).

       Finally, the discounted present value of the equity cash flow stream from operations and net proceeds from sale, were summed to arrive at a total estimated value for each Property. In those instances where the financing and tax credits were considered, the current debt balance and the present value of tax credits were also considered.

       The following describes more fully the steps involved in the valuation methodology.

SITE INSPECTIONS & DATA GATHERING

       In conducting the Valuations, representatives of Stanger performed site inspections for each of the Apartment Properties during February 1997. In the course of these site visits, the physical facilities of each property were inspected, current market rental rates for competing properties were obtained, information on the local market was gathered, and where possible, the on-site manager was interviewed concerning the property. Information gathered during the site inspection was supplemented by a review of published information concerning economic, demographic and real estate trends in local, regional and national markets.

       In conducting the valuations, Stanger also interviewed and relied upon IGC management personnel to obtain information relating to the condition of each property, including any deferred maintenance, capital budgets, environmental conditions, status of on-going or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the property improvements.

       Stanger also interviewed IGC's management personnel regarding competitive conditions in property markets, trends affecting the properties, and historical and anticipated revenues and expenses. Stanger also reviewed historical operating statements for each of the Apartment Properties.

       In addition, Stanger reviewed the acquisition criteria and projection parameters used by real estate investors. Such reviews included a search of real estate data sources and publications concerning real estate buyer's criteria, interviews with sources deemed appropriate in certain local markets (including local appraisers and real estate brokers) to confirm acquisition criteria used and to investigate the interaction of such factors as required equity rates of return, initial equity yield requirements, and property type preferences.

RENT ROLL REVIEW

       Rent roll summaries on the Apartment Properties were provided by IGC and the Partnerships and were relied upon in the preparation of operational projections for each property (as discussed below). Stanger reviewed such rent rolls and interviewed IGC management regarding items described in such data.

MARKET RENTAL RATES

       In the course of conducting the site inspections, representatives of Stanger collected available data on rental rates at competing properties in each local or regional market. Data collected at the time of the site inspection was supplemented, where appropriate, with published data and direct telephonic surveys of local rental agents.

HIGHEST AND BEST USE

       Highest and best use is defined as:

         The reasonable probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

       In conformity with the provisions of its engagement, Stanger evaluated each site's highest and best use as currently improved. Based upon the review of each of the sites, the highest and best use of each of the properties remains as currently improved, unless otherwise noted in the "Property Value Conclusion" section herein.

OPERATIONAL PROJECTIONS

       Stanger estimated each property's income for the year ending December 31, 1997. For Apartment Properties, rental income was projected for the remaining term of any government housing contract, based upon a review and analysis of historical and budgeted income from rents and ancillary sources, historical rents achieved at the property, surveys of comparable properties, an analysis of market rents and consideration of competitive conditions in local markets.

       The annual market rent escalation rate utilized was based on local market conditions in the area of each property, considering such factors as inflation rates, current supply and demand and the projected holding period of the property.

       Where appropriate, vacancy and collection losses were factored into the analysis. A property management fee deemed appropriate for retaining a professional real estate organization to manage the specific type of property was included in the projections. Expenses relating solely to partnership investor reporting and accounting were excluded.

       Expenses were analyzed based upon a review of actual expenses for 1995 and 1996. Stanger also reviewed 1997 budgeted expenses and published data on expenses for comparable properties. Finally, where a capital expense reserve, deferred maintenance or extraordinary capital expenditures were required for an individual property, the cash flows and value were adjusted accordingly.

       Certain of the properties were also subject to housing contracts which limit the amount of annual distributions to investors. The impact of such dividend limitations was also considered in our operational projections as appropriate.

REVERSION

       In the course of performing the valuations, Stanger reviewed market data relating to overall capitalization rates for similar properties. As described above, acquisition criteria used by buyers of similar properties were also reviewed. Based upon these reviews and considering such factors as age, quality, anticipated functional and economic obsolescence and competitive position of the property, the projected date of sale, and buyers' acquisition criteria, appropriate terminal capitalization rates were selected.

       For certain properties currently subject to government subsidized housing contracts, an analysis was performed on a property by property basis to determine whether the property would continue as a government subsidized project and renew at market rents, convert to condominium use, or convert to a "market rate" project. Probabilities were assigned to the likelihood of government subsidized housing contract renewal, condominium conversion or market rate conversion in the year of property reversion.

       Based upon current market rental rents, estimated escalation factors, and the estimated vacancy rate and other property operating expenses incurred by the owner, net operating income for each property for the 12 months following the end of the projection period was capitalized to determine the property's residual value. The terminal capitalization rate used for an individual property was adjusted to reflect valuation factors unique to the property.

SELECTION OF DISCOUNT RATES

       The selection of the appropriate discount rate for determining the present value of future operating cash flow streams from each property was based primarily upon such factors as the acquisition criteria and the projection parameters in use in the marketplace and the general interest rate environment. The properties forecasted cash flows and residual value estimates were discounted to present value at various discount rates required by investors at year-end 1996 for similar quality real property.

       Eighteen of the Apartment Properties receive rent subsidies under Section 8 of the National Housing Act, whereby the Government pays to the Partnership the difference between market rental rates (determined in accordance with government procedures) and the amounts which the Government deems affordable to the low-income residents. Three of the Apartment Properties receive interest rate subsidies under Section 236 of the National Housing Act, whereby the Government provides interest rate subsidies to the Partnerships through the reduction in the interest rate (usually to 1%) on the property's mortgage with a corresponding reduction in resident rental rates. Six of the Apartment Properties (three of which are Section 8 properties) are secured by mortgages provided by the Maryland Community Development Administration and bear rates which are favorable as compared to conventional financing rates. One of such CDA loans bears interest at 1% and the subject apartment project also has low-income housing tax credits allocated to it. Three of the Apartment Properties are financed with FHA insured financing under Section 221(d)(4).

       During the course of our analysis of the cash flows associated with each Apartment Property, we utilized a leveraged discounted cash flow analysis in those instances where: i) below market financing was an integral part of the valuation process (for example in Section 236 transactions); ii) a term or condition associated with a housing contract (such as a dividend limitation with reasonable cash flow coverage) was deemed an important element of the leased fee value; iii) below market financing and low-income housing tax credits were deemed an integral part of the valuation; and/or iv) the value of the subject property was primarily represented by the cash flow in excess of the existing debt service where the principal balance of such debt approximated the value of the subject property, free and clear of such debt.

                          PORTFOLIO VALUE CONCLUSION
                          --------------------------

       Based upon the review as described above, it is our opinion that the market value of the leased fee interest in the Portfolio Properties as of December 31, 1996 is as follows:

                           PROPERTY VALUE CONCLUSION

                                        Housing Contract                      Valuation Parameters
                                        ----------------                      --------------------

                              Units                   Dividend                  Condo        Cap     Leveraged/
Property Name                Sq. Ft.      Program      Limited      Expires    Potential     Rate    Unleveraged
--------------               -------      -------     --------      -------    ---------     ----    -----------
 1. Colinas de San Juan          300      Sec. 8        Yes           2000        75.0%     10.0%    Leveraged
 2. Torre de las Cumbres         155      Sec. 8         No           2020        75.0%     10.0%    Unleveraged
 3. De Diego                     198      Sec. 8         No           2020        50.0%     10.0%    Unleveraged
 4. Santa Juana                  198      Sec. 8         No           2020        75.0%     10.0%    Unleveraged
 5. Monserrate II                304      Sec. 8         No           2020        25.0%     10.0%    Unleveraged
 6. San Anton                    184      Sec. 8        Yes           1999        25.0%     10.0%    Unleveraged
 7. Bayamon Gardens              280      Sec. 8        Yes           2011        75.0%     10.0%    Unleveraged
 8. Valle del Sol                312      Sec. 8        Yes           2002        75.0%     10.0%    Unleveraged
 9. Vistas del Turabo             96      Sec. 8        Yes           2020        50.0%     10.0%    Unleveraged
10. Monte de Oro                 196      Sec. 8         No           1997       100.0%     10.0%    Unleveraged
11. New Center                   196      Sec. 8         No           1998       100.0%     10.0%    Unleveraged
12. Monserrate I                 304      Sec. 8         No           1998        25.0%     10.0%    Unleveraged
13. Alturas del Senorial         124      Sec. 8        Yes           1999        85.0%     10.0%    Unleveraged
14. Jardines de Caparra          198      Sec. 8        Yes           1999        85.0%     10.0%    Unleveraged
15. Bannister                    208     Sec. 236       Yes           1998         0.0%     10.0%    Leveraged
16. Brookside                     56    CDA/LIHTC       Yes           2011         0.0%     10.0%    Leveraged
17. Crossland                     96    221(d)(4)        No            N/A         0.0%     10.0%    Unleveraged
18. Essex Village                496      Sec. 8        Yes           2000         0.0%     10.0%    Leveraged
19. Fox Chase                    176    221(d)(4)        No            N/A         0.0%     10.0%    Unleveraged
20. Headen                       136    Sec. 8/CDA       No           2000         0.0%     10.0%    Unleveraged
21. Huntington                   204    Sec. 8/CDA       No           2000         0.0%     10.0%    Unleveraged
22. Hunter's Run/Lancaster       104      CDA            No            N/A         0.0%     10.0%    Unleveraged
23. New Forest                   256    221(d)(4)        No            N/A         0.0%     10.0%    Unleveraged
24. Palmer                       152    Sec. 8/CDA       No           2000         0.0%     10.0%    Unleveraged
25. Wakefield Terrace            204     Sec. 236       Yes           1998         0.0%     10.0%    Leveraged
26. Wakefield Third Age          104     Sec. 236       Yes           1998         0.0%     10.0%    Leveraged
TOTALS                         5,237
                               =====

                              Discount Rates
                              --------------
                                                Value
Property Name             Cash Flow  Residual   Conclusion
--------------            ---------  --------   ----------
 1. Colinas de San Juan       10.0%     12.0%   11,500,000
 2. Torre de las Cumbres      12.0%     12.0%    6,720,000
 3. De Diego                  12.0%     12.0%    7,150,000
 4. Santa Juana               12.0%     12.0%    7,460,000
 5. Monserrate II             12.0%     12.0%   11,500,000
 6. San Anton                 12.0%     12.0%    5,520,000
 7. Bayamon Gardens           11.5%     11.5%   11,170,000
 8. Valle del Sol             11.5%     11.5%   13,080,000
 9. Vistas del Turabo         10.0%     12.0%    2,990,000
10. Monte de Oro              11.5%     11.5%    8,750,000
11. New Center                12.0%     12.0%    8,660,000
12. Monserrate I              12.0%     12.0%   10,350,000
13. Alturas del Senorial      12.0%     12.0%    4,920,000
14. Jardines de Caparra       12.0%     12.0%    7,200,000
15. Bannister                 10.0%     12.0%    7,860,000
16. Brookside                 15.0%     15.0%    2,720,000*
17. Crossland                 12.0%     12.0%    4,010,000
18. Essex Village             15.0%     15.0%   17,510,000
19. Fox Chase                 12.0%     12.0%    9,020,000
20. Headen                    10.0%     12.0%    6,560,000
21. Huntington                10.0%     12.0%   10,350,000
22. Hunter's Run/Lancaster    11.5%     11.5%    5,790,000
23. New Forest                12.0%     12.0%   15,200,000
24. Palmer                    12.0%     12.0%    6,440,000
25. Wakefield Terrace         10.0%     15.0%    7,740,000
26. Wakefield Third Age       10.0%     15.0%    4,220,000
                                               -----------
                                               214,390,000
                                               ===========

* VALUE INCLUDES ESTIMATED VALUE OF TAX CREDITS ESTIMATED AT $1,000,000.

                      ASSUMPTIONS AND LIMITING CONDITIONS
                      -----------------------------------

    This appraisal report is subject to the assumptions and limiting conditions as set forth below.

1. No responsibility is assumed for matters of a legal nature affecting the portfolio properties or the titles thereto. Titles to the properties are assumed to be good and marketable and the properties are assumed free and clear of all liens unless otherwise stated.

2. The Appraisal assumes (a) responsible ownership and competent management of the properties; (b) there are no hidden or unapparent conditions of the properties' subsoil or structures that render the properties more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning, access and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

3. The Appraiser shall not be required to give testimony or appear in court because of having made the appraisal with reference to the portfolio in question, unless arrangements have been previously made therefore.

4. The information contained in the Appraisal or upon which the Appraisal is based has been provided by or gathered from sources assumed to be reliable and accurate. Some of such information has been provided by the owner of the properties. The Appraiser shall not be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, exhibits and other factual matters. The Appraisal and the opinion of value stated therein are as of the date stated in the Appraisal. Changes since that date in portfolio, external and market factors can significantly affect property value.

5. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organization with which the Appraiser is affiliated.

                -----------------------------------------------

6. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the portfolios' values, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected) shall be used for any purpose by anyone other than the client specified in the report, including, but not limited to, the mortgagee or its successors and assignees, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality without the previous written consent of the Appraiser; nor shall it be conveyed by anyone to the public through advertising, public relations, news sales or other media, without the written consent and approval of the Appraiser.

7. On all appraisals subject to completion, repairs or alterations, the appraisal report and value conclusions are contingent upon completion of the improvements in a workmanlike manner.

8. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other representatives of Stanger and on representations by the owner. Stanger assumes no responsibility for the soundness of structural members or for the condition of mechanical equipment, plumbing or electrical components. The Appraiser has made no survey of the properties.

9. The projections of income and expenses and the valuation parameters utilized are not predictions of the future. Rather, they are the Appraiser's best estimate of current market thinking relating to future income and expenses. The Appraiser makes no warranty or representations that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, supply and demand. We have used methods and assumptions deemed appropriate in our professional judgment; however, future events may demonstrate that the assumptions were incorrect or that other different methods or assumptions may have been more appropriate.

10. The Appraisal represents a normal consideration for the properties sold unaffected by special terms, services, fees, costs, or credits incurred in the transaction.

                -----------------------------------------------

11. Unless otherwise stated in the report, the existence of hazardous materials, which may or may not be present on the portfolio properties, was not disclosed to the Appraiser by the owner. The Appraiser has no knowledge of the existence of such materials on or in the portfolio properties. However, the Appraiser is not qualified to detect such substances. The presence of substances such as asbestos, ureaformaldehyde foam insulation, oil spills, or other potentially hazardous materials may affect the value of the properties. The value estimates are predicated on the assumption that there is no such material on or in the properties that would cause a loss of value. No responsibility is assumed for such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

12. For purposes of this report, it is assumed that each property is free of any negative impact with regard to the Environmental Cleanup Responsibility Act
(ECRA) or any other environmental problems or with respect to non-compliance with the Americans with Disabilities Act (ADA). No investigation has been made by the Appraiser with respect to any potential environmental or ADA problems. Environmental and ADA compliance studies are not within the scope of this report.

13. Pursuant to the Engagement Agreement, the Valuations have been prepared on a limited scope basis in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute, relying solely on the income approach to value. Further, the engagement calls for delivery of an abbreviated summary report and letter opinion of value in which the content has been limited to that data presented herein.

14. The Valuations reported herein may not reflect the premium or discount a potential buyer may assign to an assembled portfolio of properties or to a group of properties in a particular local market which provides opportunities for enhanced market presence and penetration. In addition, where properties are owned jointly with other entities affiliated with the general partner, minority interest discounts were not applied.

15. The appraisal is solely for the purpose of providing our opinion of the value of the Properties, and we make no representation as to the adequacy of such a review for any other purpose. The use of other valuation methodologies might produce a higher or lower value.

16. In addition to these general assumptions and limiting conditions, assumptions and conditions applicable to specific properties are indicated under the "Property Value Conclusion" section of this Report.

                          CERTIFICATION OF APPRAISAL
                          --------------------------

The undersigned hereby certify that to the best of their knowledge and belief:

1.  The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions and conclusions.

3. We have no present or prospective interest in the Properties that are the subject of this report, and we have no personal interest or bias with respect to the parties involved.

4. Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event. Furthermore, this appraisal assignment was not based on a requested minimum valuation, a specific valuation or the approval of a loan.

5. Our analyses, opinions and conclusions were developed, and this report has been prepared on a limited scope basis, in conformity with the departure provisions of the Uniform Standards of Professional Appraisal Practice, as well as the requirements of the Code of Professional Ethics of the Appraisal Institute.

6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

7. Pursuant to the terms of our engagement, a site inspection of the Property has been performed by representatives of Robert A. Stanger & Co., Inc. Cornelius J. Guiney, MAI, has not made a personal inspection of the Property. However, Mr. Guiney has reviewed all pertinent data and information contained in this report.

8. In addition to the undersigned, George C. Wilson, Kevin T. Gannon and William P. Daly made contributions to the preparation of the analysis, conclusions and opinions contained in this appraisal report.

                    --------------------------------------

9. The Appraisal Institute conducts a program of continuing education for its designated members. MAI's who meet the minimum standards of this program are awarded periodic educational certification. Cornelius J. Guiney, MAI, is currently certified under this program.



                                       ----------------------------
                                       Cornelius J. Guiney, MAI




                                       ----------------------------
                                       Robert A. Stanger & Co., Inc.